Exhibit 5.1

                                 March 14, 2005

Global Pharmatech, Inc.
89 Ravine Edge Drive
Richmond Hill, Ontario L4E 4J6
Canada

Ladies and Gentlemen:

         We refer to the registration statement on Form S-8 under the Securities Act of 1933, as amended, being filed by Global Pharmatech, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, relating to 50,000,000 shares of common stock, par value $0.0001 per share, of the Company (the "Shares") granted to Simon Thurlow pursuant to that certain Compensation Agreement, dated March 14, 2005 (the "Agreement"), by and between the Company and Simon Thurlow.

         We have examined the Agreement, and originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

         Based upon such examination and relying upon statements of fact contained in the documents which we have examined, it is our opinion that the Shares, when issued in the manner provided for in the Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Loeb & Loeb LLP
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                                                         Loeb & Loeb LLP